Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2021, with respect to the consolidated financial statements of PWP Holdings LP and Subsidiaries included in the Registration Statement (Form S-1) and related Prospectus of Perella Weinberg Partners for the registration of 78,234,353 shares of its Class A Common Stock and 203,333 Warrants to purchase its Class A Common Stock.

/s/ Ernst & Young LLP

New York, New York

July 15, 2021